                                                                    EXHIBIT 99.5


                       [LETTERHEAD OF FERGUSON & COMPANY]


                                December 3, 2001




Board of Directors
Heritage Savings Bank, ssb
102 West High Street
Terrell, Texas 75160


Dear Directors:

        We have completed and are providing, as of November 30, 2001, an updated independent appraisal of the estimated pro forma market value of Heritage Savings Bank, ssb, Terrell Texas, in connection with the conversion of Heritage Savings Bank from the mutual to stock form of organization ("Conversion"). This appraisal update is furnished pursuant to an update of the offering circular. Our original appraisal report dated September 21, 2001, is incorporated herein by reference.

        In preparing this appraisal update, we reviewed our original appraisal and Heritage Savings Bank's Application for Approval of Conversion, including the Proxy Statement. We considered, among other items, recent developments in stock market conditions, and the results of the Bank's recent financial performance. In addition, where appropriate, we considered information based on other available published sources that we believe is reliable; however, we cannot guarantee the accuracy or completeness of such information.

        Our appraisal update is based on the Bank's representation that the information in the application for conversion and additional evidence furnished us by the Bank are accurate and complete. We did not independently verify the financial statements and other information furnished by the Bank, nor did we independently value its assets and liabilities. The appraisal update considers the Bank as a going concern and should not be considered as an indication of its liquidation value.

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to our estimate of the Bank's pro forma market value. Ferguson & Company ("F&C") is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by F&C shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Board of Directors
December 3, 2001
Page 2


RECENT FINANCIAL DEVELOPMENTS

        Our original appraisal as of September 21, 2001, was based on June 30, 2001, financial data. The offering circular contains the September 30, 2001, financial data. The pro forma calculations included in this valuation update are based on September 30, 2001 information, the most recent financial information available that will be disclosed to stock subscribers and set forth in Exhibit I and Exhibit I a.

        The Bank's unaudited net profit for the nine months ended September 30, 2001, was $407 thousand. The increase in income and profit was mainly due to the reallocation of the Bank's assets. Loans have increased $5.8 million from the $25.23 million reported at December 31, 2000, to the $31.04 reported at September 30, 2001. Growth in the loan portfolio was mainly funded by reducing the available-for-sale securities from $8.88 million to $2.09 million, a difference of $6.79 million. The portion of the proceeds from the sale of securities that was not used to fund loans was placed in cash and cash equivalents. Increasing higher yielding assets resulted in a return on average assets of 1.36% (annualized) and a return on average equity of 14.82% (annualized), compared to a return on average assets at December 31, 2000 of 0.87% and a return on average equity of 10.86%. During the same period, deposits remain flat. Cash and cash equivalents increased from $1.75 million at December 31, 2000 to $2.92 million at September 30, 2001.

        The Bank recorded unaudited net profit for the nine months ended September 30, 2001 of $407 thousand. The September 30, 2001 financial data included a bonding claim settlement of $400 thousand. The appraisal earnings of the Bank for the twelve months ending September 30, 2001 was $252 thousand pre-tax after net adjustments of $65 thousand for professional fees associated with the bond claim, and an adjustment of $400 thousand for the bond claim settlement. After-tax appraisal earnings are $164 thousand and were adjusted by $88 thousand which reflects an effective tax rate of 35%. (See Exhibit II)

RECENT THRIFT EQUITY MARKET CONDITIONS

        Since our original appraisal as of September 21, 2001, the overall thrift equity market has been undulating. Between the appraisal date and September 28, 2001 the SNL index dropped from 963.9 to 953.91 (1.04%). Between September 28 and October 31, the SNL Index fell to 856.8 a 10.18% decrease. This drop occurred during a period of both economic and political crisis caused by the events that occurred in New York and Washington, D. C., on September 11, 2001. However, from the 856.8 of October 31 to the time of this update, November 30, 2001, the SNL Index has recovered 24.42 basis points or roughly 23% of the previous loss.

        Recently, general market conditions have been good and interest sensitive issues have risen along with other equity issues. The willingness of the Federal Reserve to lower rates to stimulate the economy may have a short-term negative effect on interest sensitive issues as rates on loans fall more quickly than rates on interest costing liabilities. As the pricing elasticity is reduced, and as the cost of funds fall and impact the bottom line, the interest sensitive issues are likely to recover more of the previous loss.

Board of Directors
December 3, 2001
Page 3


INTEREST RATES

        A select, but representative, group of rates displayed shows that short-term rates have moved downward and the longer-term rates have remained relatively stable. The spread between the 1 year and 30 year rates have increased and now afford more opportunities to manage spreads. After the pricing elasticity is overcome, it is unlikely that there will be any short-term negative impact on thrift equities due to interest rates. The Federal Reserve and Congress are planning economic stimulus packages. Unless the recession deepens and asset quality begins to cause problems and lowers profitability, the market environment will remain positive for interest sensitive issues.

GENERAL

        The comparative institutions, which are shown in Exhibit IV, have increased in average per share value of 0.762% and a median increase in per share value of 0.379%. The comparative group has decreased by two institutions due to merger activity. Of the remaining ten institutions, four have declined in value and six have increased in value. The changes in value of the comparative group in aggregate is reflective of the thrift equities market since the original appraisal (see Exhibit III). The comparative group has gained only minimal value, and the group is reflective of the tentative nature of the market and the fluctuations in the index. In fact, the comparative group has reacted counter to the index. Other equity markets have shown increases during the same period, in spite of dire economic news and political uncertainties. There is underlying strength in all equity markets and it is likely that the thrift equities market will follow the general market trends. The uncertainty about a recession may be a major factor, but in the near term the rate environment is still good, and the housing market is holding. Most investors will view this issue as long-term investment, and the values are substantial.

SUMMARY OF ADJUSTMENTS TO COMPARATIVE GROUP

        There were no changes in the Bank as compared to its comparative group that would cause us to change any of the adjustments as stated in our appraisal of September 21, 2001.

VALUATION APPROACH

        Exhibit V indicates the pro forma market valuation of Heritage Savings Bank versus the comparative group. Pro forma pricing ratios for the Bank are based on the financial information shown in Exhibit VI. Pro forma earnings on the net proceeds are based on the two-year Treasury bill rate for the week ended September 30, 2001. Pro forma assets and book value information are taken from September 30, 2001 financial data included in the offering circular and the September 30, 2001 unaudited financial statements.

        At the midpoint of the range, Heritage Saving Bank is valued at 55.17% of pro forma book value, representing a discount of 29.52% from the mean and 27.95% from the median of the comparative group. The price is 21.15 times pro forma earnings, representing a premium of 44.07% over the mean and 42.91% over the median of the comparative group.

Board of Directors
December 3, 2001
Page 4


        Our opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of Heritage Savings Bank could materially affect the assumptions used in preparing this opinion.

        In view of the 8.58% decrease in the SNL Thrift Index since the last valuation, countered by the 0.76% increase in the value of the comparative group since the original appraisal, and the volatility of the market place in general, it is our opinion that the pro forma market value of Heritage Savings Bank's conversion stock as of November 30, 2001 is $3,800,000 or 380,000 shares at $10.00 per share. The resultant valuation range was $3,230,000 (323,000 shares at $10.00 per share) to $4,370,000 (437,000 shares at $10.00 per share), based on a range of 15% below and above the midpoint range. The supermaximum was $5,025,500 (502,550) shares at $10.00 per share. The pro forma calculations are shown in Exhibit VI.

        The valuation reported herein will be updated as provided in the conversion regulations and guidelines. Any updates will consider, among other things, any developments or changes in Heritage Savings Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments will be made to the estimated pro forma market value. The reasons for any such adjustments will be explained in detail at the time.


                                               Respectfully,



                                               /S/ CHARLES M. HEBERT
                                               Charles M. Hebert
                                               Principal

FERGUSON & COMPANY              EXHIBIT I - RECENT FINANCIAL
                                        DEVELOPMENTS


                           HERITAGE SAVINGS BANK, SSB
                             SELECTED FINANCIAL DATA

                                                        At September 30,           At December 31.
                                                             2001              2000             1999
                                                        ----------------   --------------   ------------
                                                           Unaudited
                                                                       (Dollars in Thousands)
SELECTED BALANCE SHEET DATA:

Total Assets                                               $  43,351         $  40,175         $  42,340
Cash and cash equivalents  (1)                                 2,915             1,753               507
Securities available for sale                                  2,093             8,883               452
Securities held to maturity                                        -                 -            12,688
Loans, net of allowance for loan losses (2)                   31,035            25,234            24,609
Total Deposits                                                34,772            34,772            37,835
Advances from FHLBank                                          1,540             1,826             1,000
Total equity capital                                           3,919             3,468             3,386
Full service office                                                1                 1                 1


                                                            Nine Months Ended                Year Ended December 31,
                                                         2001              2000              2000               1999
                                                       ---------         ---------         ---------         ---------
                                                                           (Dollars in thousands)
SELECTED OPERATING DATA:

Total interest income                                  $   2,306         $   2,233         $   2,973         $   2,855
Total interest expense                                     1,302             1,493             1,998             1,862
                                                       ---------         ---------         ---------         ---------
Net interest income                                        1,004               740               975               993
Provision for loan losses                                      -                67                72               277
                                                       ---------         ---------         ---------         ---------
Net interest income after provision
  for loan losses                                          1,004               673               903               716
Total noninterest income                                     478               480               608               142
Total noninterest expense                                  1,075               956             1,134             2,563
                                                       ---------         ---------         ---------         ---------
Income (loss) before income tax benefits                     407               197               377            (1,705)
Income tax benefit                                             -                 -                 -               457
                                                       ---------         ---------         ---------         ---------
Net income (loss)                                      $     407         $     197         $     377         $  (1,248)
                                                       =========         =========         =========         =========

SOURCE: OFFERING CIRCULAR

FERGUSON & COMPANY              EXHIBIT I a - RECENT FINANCIAL
                           DEVELOPMENTS - SELECTED OPERATING RATIOS



                           HERITAGE SAVINGS BANK, ssb
                             SELECTED FINANCIAL DATA

                                                           Nine Months Ended              Year Ended December 31,
                                                         2001             2000             2000             1999
                                                      ----------       ---------         --------         --------

SELECTED OPERATING RATIOS (3):

PERFORMANCE RATIOS:
Return on average assets (4)                             1.36%            0.60%            0.87%          (2.87)%
Return on average equity (4)                             14.82             7.72            10.86          (30.69)
Equity to assets at end of period                         9.71             7.45             8.63                8
Interest rate spread (5)                                  2.97             1.96             1.95             1.72
Net interest margin  (5)                                  3.45             2.34             2.34             2.29
Average interest-earning assets to
  average interest-bearing liabilities                  110.68           108.16           124.26           113.12
Net interest income after provisions
  for loan losses to other expenses                      93.40            70.40            79.63            27.94
Total other expenses to average total
  assets                                                  3.60              2.9             2.54             5.67

ASSET QUALITY RATIOS:
Nonperforming loans to total loans
  at end of period (6)                                   1.04%            0.06%            1.91%               0%
Nonperfroming assets to total asset
  at end of period (6)                                    0.81             0.04             1.21                0
Allowance for loan losses to total loans
  at end of period                                        0.97             1.09             1.21             0.96
Allowance for loan losses to total loans
  nonperfroming loans at end of period                   93.27          1694.44            63.65                0

CAPITAL RATIOS:

Tier 1 risk-based capital ratio                         14.79%           18.91%           17.00%           14.94%
Total risk-based capital ratio                           15.86            20.16            18.24            16.16
Tier 1 leverage capital ratio                             9.77             7.74             7.99             6.71



---------------------------------------------
(1)  Consist of cash and due from banks and federal funds sold.

(2) Reflect allowance for loan losses at September 30, 2001, and at December 31, 2000 and 1999 of $305,000, $310,000 and $238,000, respectively.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.

(4) Without the bonding claim of $400,000 relaating to settlement of an insurance claim for losses suffered by Heritage Bank on investments, the return on average assets would be 0.02%, and the return on average equity would have been 0.25%.

(5) Interest rate spread represent s the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest incom as a percentage of average interest-earning assets.

(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are contractually past due 90 days or more, and nonperforming assets consist of nonperforming loans and real estate acquired by foreclosure of deed-in-lieu.

SOURCE: OFFERING CIRCULAR

FERGUSON & COMPANY            EXHIBIT II - APPRAISAL EARNINGS

Net Income year ended December 31,2000                                    377,000

Less net income for the nine months
   ended September 30, 2000                                              (197,000)

Plus net income for the nine months
   ended September 30, 2001                                               407,000
                                                                      -----------

   Net                                                                    587,000

Security gains (losses) for nine months
   ended September 30, 2001                                                     -

Professional fees:
 Year ended December 31, 2000                       168,000
  Nine months ended September 30, 2000             (126,000)
  Nine months ended September 30, 2001               23,000
                                               ------------           -----------
                                                     65,000                65,000

Less Bonding claim settlement                                            (400,000)
                                                                      -----------

Income (Loss) before tax benefit                                          252,000

Taxes at 35%                                                               88,000
                                                                      -----------

Appraisal Earnings for twelve months
  ended September 30, 2001                                                164,000
                                                                      ===========

SOURCE: AUDITED AND UNAUDITED FINANCIAL STATEMENTS.

FERGUSON & COMPANY         EXHIBIT III - INTEREST RATES AND SNL INDEX

-----------------------------------------------------------------------------      ------------
                   FED         1 YEAR       5 YEAR      10 YEAR     30 YEAR            1 TO 30
                  FUNDS        T-BILL       TREAS.      TREAS.       TREAS.          YR. SPREAD
-----------------------------------------------------------------------------      ------------

   26-Jan-01        5.96           4.90        4.85        5.19         5.54              0.64
   23-Feb-01        5.50           4.76        4.95        5.13         5.49              0.73
   30-Mar-01        5.00           4.22        4.66        4.94         5.43              1.21
   27-Apr-01        4.42           4.37        4.83        5.25         5.76              1.39
   25-May-01        3.98           4.05        4.98        5.41         5.77              1.72
   29-Jun-01        3.91           3.85        4.82        5.29         5.66              1.81
   27-Jul-01        3.81           3.53        4.69        5.16         5.55              2.02
   31-Aug-01        3.52           3.43        4.47        4.84         5.40              1.97
   21-Sep-01        2.99           2.43        3.96        4.70         5.55              3.12
   30-Sep-01        2.99           2.82        3.94        4.86         5.51              2.69
   31-Oct-01        2.55           2.33        3.94        4.80         5.32              2.99
   25-Nov-01        2.23           2.38        4.24        4.86         5.31              2.93
(*) Averages of rates available
------------------------------------------------------------------------------      ------------

                Rates January 26, 2001 through November 30, 2001

                                  [LINE GRAPH]


              SNL Index January 31, 2001 through November 30, 2001

------------------------------
Date                 SNL Index
------------------------------
31-Jan-2001             825.10
28-Feb-2001             850.70
31-Mar-2001             885.20
30-Apr-2001             875.30
31-May-2001             919.50
30-Jun-2001             964.50
31-Jul-2001           1,020.90
30-Aug-2001             960.40
21-Sep-2001             963.90
28-Sep-2001             953.90
31-Oct-2001             856.80
30-Nov-2001             881.22
------------------------------


                                  [LINE GRAPH]


SOURCE: SNL SECURITIES AND FEDERAL RESERVE BANK OF ST. LOUIS.

FERGUSON & COMPANY

           EXHIBIT IV - PERCENTAGE CHANGE IN COMPARABLE MARKET VALUE


                                                                                                         TOTAL
                                                                                          NUMBER         ASSETS        IPO DATE
                                                                                            OF            MRQ
   TICKER   NAME                                         CITY                STATE       OFFICES         ($000)        IPO DATE

CKFB        CKF Bancorp, Inc.                            Danville             KY                3       140,724       01/04/1995
CIBI        Community Investors Bancorp, Inc.            Bucyrus              OH                3       114,329       02/07/1995
FNFI        First Niles Financial, Inc.                  Niles                OH                1        91,865       10/27/1998
HFFB        Harrodsburg First Financial Bancorp, Inc.    Harrodsburg          KY                3       123,742       10/04/1995
HZFS        Horizon Financial Services Corporation       Oskaloosa            IA                3        89,416       06/30/1994
KYF         Kentucky First Bancorp, Inc.                 Cynthiana            KY                2        74,198       08/29/1995
LXMO        Lexington B&L Financial Corp.                Lexington            MO                3       120,204       06/06/1996
SOBI        Sobieski Bancorp, Inc.                       South Bend           IN                3       119,912       03/31/1995
SRN         Southern Banc Company, Inc. (The)            Gadsden              AL                4        96,787       10/05/1995
UTBI        United Tennessee Bankshares, Inc.            Newport              TN                3       100,896       01/05/1998

   Maximum                                                                                      4       140,724
   Minimum                                                                                      1        74,198
   Average                                                                                      3       107,909
   Median                                                                                       3       114,329

        Note:
        The two thrifts listed below were excluded from the comparable group because of merger activity.
        PFFC - Peopled Financial Corporation, Massillion, OH.
        PSFI - PS Financial Inc., Chicago, IL

        (1) CKF Bancorp, Inc.'s market capitalization increased above market performance due to the issuance of approximately 7,000 shares of stock in an option transaction,

SOURCE: SNL SEC., YAHOO FINANCIAL AND F&C CALCULATIONS.

FERGUSON & COMPANY

           EXHIBIT IV - PERCENTAGE CHANGE IN COMPARABLE MARKET VALUE


                         CLOSING     MARKET     CLOSING    MARKET   % CHANGE  % CHANGE
                          PRICE       VALUE      PRICE      VALUE     PRICE    MKT VAL
                        21-SEP-01  21-SEP-01  30-NOV-01  30-NOV-01
   TICKER                  ($)        ($M)        ($)       ($M)       (%)       (%)

CKFB                      16.790     11.50      16.600      12.30     (1.13)     6.96     (1)
CIBI                      10.000     11.47       9.500      10.70     (5.00)    (6.71)
FNFI                      12.400     19.56      12.500      19.00      0.81     (2.86)
HFFB                      11.260     15.27      11.280      15.30      0.18      0.20
HZFS                       7.000      5.26       7.750       5.82     10.71     10.65
KYF                       12.620     11.86      12.740      12.00      0.95      1.18
LXMO                      12.250      9.60      12.850      10.10      4.90      5.21
SOBI                      14.750      9.96      13.550       9.15     (8.14)    (8.13)
SRN                       10.490     10.56      10.500      10.60      0.10      0.38
UTBI                       9.000     12.11       8.610      11.60     (4.33)    (4.21)

   Maximum                16.790     19.56      16.600      19.00     10.71     10.65
   Minimum                 7.000      5.26       7.750       5.82     (8.14)    (8.13)
   Average                11.951     11.67      11.919      11.66      0.38      0.76
   Median                 12.250     11.47      12.500      10.70      0.18      0.38

SOURCE: SNL SEC., YAHOO FINANCIAL AND F&C CALCULATIONS.

FERGUSON & COMPANY            EXHIBIT V - PRO FORMA COMPARISON


          As of November 30, 2001
Ticker    Name                                        Price      Mk Value       PE         P/Book      P/TBook     P/Assets
                                                       ($)        ($Mil)        (X)         (%)          (%)         (%)


          HERITAGE SAVINGS BANK, SSB
          --------------------------
          Before Conversion                              N/A         N/A          N/A         N/A          N/A         N/A
          Pro Forma Supermax                          10.000       5.026        26.88       63.08        63.08       11.32
          Pro Forma Maximum                           10.000       4.370        23.87       59.14        59.14        9.97
          Pro Forma Midpoint                          10.000       3.800        21.15       55.17        55.17        8.77
          Pro Forma Minimum                           10.000       3.230        18.32       50.58        50.58        7.54

          COMPARATIVE GROUP
          -----------------
          Averages                                    11.588       11.66        14.68       78.20        78.55       10.93
          Medians                                     11.890       11.15        14.80       76.50        74.20       10.06


          COMPARATIVE GROUP
          -----------------

     CIBI Community Investors Bancorp, Inc.            9.500       10.70         9.38       91.00        91.00        9.38
     CKFB CKF Bancorp, Inc.                           16.600       12.30        10.92       85.00            .        8.65
     FNFI First Niles Financial, Inc.                 12.500       19.00        18.33      104.00       104.00       20.01
     HFFB Harrodsburg First Fin. Bancorp, Inc.        11.280       15.30        19.45       62.00        61.63       12.36
     HZFS Horizon Financial Services Corporation       7.750        5.82         9.12       67.00        67.00        6.56
      KYF Kentucky First Bancorp, Inc.                12.740       12.00        15.73       88.00        88.00       15.29
     LXMO Lexington B&L Financial Corp.               12.850       10.10        15.30       70.00        74.20        7.99
     SOBI Sobieski Bancorp, Inc.                      13.550        9.15        14.28       70.00        70.00        6.94
      SRN Southern Banc Company, Inc.                 10.500       10.60        19.96       62.00        62.30       10.74
     UTBI United Tennessee Bankshares, Inc.            8.610       11.60        14.29       83.00        88.81       11.34

Maximum                                               16.600       19.00        19.96      104.00       104.00       20.01
Minimum                                                7.750        5.82         9.12       62.00        61.63        6.56
Average                                               11.588       11.66        14.68       78.20        78.55       10.93
Median                                                11.890       11.15        14.80       76.50        74.20       10.06



                        Note: Stock prices are closing prices or last trade. Pro forma calculations for Heritage Savings Bank are based on sales at $10 per share with a midpoint of $3,800,000, minimum of $3,230,000, and maximum of $4,370,000.

                        SOURCE: HERITAGE'S AUDITED AND UNAUDITED FINANCIAL
                                STATEMENTS, SNL SECURITIES, YAHOO FINANCIAL AND F&C CALCULATIONS.

FERGUSON & COMPANY            EXHIBIT V - PRO FORMA COMPARISON


Ticker              Div Yld     Assets    Eq/A        TEq/A     EPS      ROAA     ROAE
                      (%)       ($000)     (%)         (%)      ($)      (%)       (%)




                        N/A      40,351     9.71        9.71      N/A     0.40      4.52
                          -      44,398    17.94       17.94     0.42     0.41      2.43
                          -      43,822    16.86       16.86     0.47     0.41      2.58
                          -      43,320    15.90       15.90     0.53     0.40      2.72
                          -      42,818    14.92       14.92     0.61     0.40      2.89



                       3.49     110,240    13.58       13.40     0.82     0.80      5.88
                       3.41     108,692    12.69       11.90     0.83     0.83      5.66





     CIBI              3.00     115,086     9.30        9.30     1.01     0.98      9.94
     CKFB              4.22     142,200     8.90        8.08     1.32     0.93      7.82
     FNFI              3.84      94,958    19.82       19.82     0.58     1.17      5.37
     HFFB              5.32     123,742    18.45       18.45     0.58     0.67      3.32
     HZFS              2.32      88,742     9.80        9.80     0.85     0.74      7.78
      KYF              4.71      78,500    16.41       16.41     0.81     1.01      5.95
     LXMO              2.33     126,363    12.01       11.29     0.84     0.53      4.24
     SOBI              2.36     131,810    10.18       10.86     0.95     0.53      4.71
      SRN              3.33      98,700    17.52       17.47     0.53     0.48      2.79
     UTBI              3.48     102,298    13.37       12.51     0.68     0.92      6.83

Maximum                5.32     142,200    19.82       19.82     1.32     1.17      9.94
Minimum                2.32      78,500     8.90        8.08     0.53     0.48      2.79
Average                3.49     110,240    13.58       13.40     0.82     0.80      5.88
Median                 3.41     108,692    12.69       11.90     0.83     0.83      5.66

FERGUSON & COMPANY           EXHIBIT VI. - PRO FORMA ASSUMPTIONS


        1. Net proceeds from the conversion were invested at the beginning of the period at 2.86%, which was the rate on the two-year T-bill as of September 30, 2001 This rate was selected because it is considered more representative of the rate the Bank is likely to earn.

        2. Heritage Savings Bank's ESOP will acquire 8% of the conversion stock with loan proceeds obtained from the Holding Company; therefore, there will be no interest expense. We assumed that the ESOP expense is 10% annually of the initial ESOP expense.

        3. Heritage Savings Bank's RP will acquire 4% of the stock through open market purchases at $10 per share and the expense is recognized ratably over five years as the shares vest.

        4. All pro forma income and expense items are adjusted for income taxes at a combined state and federal rate of 35%.

        5. In calculating the pro forma adjustments to net worth, the ESOP and RP are deducted in accordance with generally accepted accounting principles.

        6. Earnings per share calculations have ignored AICPA OP 93-6. Calculating earnings per share under SOP 93-6 and assuming 10% of the ESOP shares are committed to be released and allocated to individual accounts at the beginning of the period would yield earnings per share of $0.61, $0.53, $0.47 and $0.42, and a price to earnings ratio of 18.23, 21.04, 23.75 and 26.74, at the minimum, midpoint, maximum and super maximum, respectively.

                                   EXHIBIT VI
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                AT THE MINIMUM OF THE CONVERSION VALUATION RANGE
                                    30-SEP-01

HERITAGE SAVINGS BANK, TERRELL, TEXAS
--------------------------------------------------------------------------------

1.      Conversion Proceeds
        Pro Forma Market Value (Minimum)                                                $   3,230,000
        Less:  Estimated Expenses                                                            (375,000)
                                                                                       --------------
        Net Conversion Proceeds                                                         $   2,855,000

2.      Estimated Additional Income From Conversion Proceeds
        Net Conversion Proceeds                                                         $   2,855,000
        Less:  ESOP Contributions                                                            (258,400)
                    MRP Contributions                                                        (129,200)
                                                                                       --------------
        Net Conversion Proceeds after ESOP & MRP                                        $   2,467,400
        Estimated Incremental Rate of Return(1)                                                 1.86%
                                                                                       --------------
        Estimated Additional Income                                                     $      45,869
        Less:  ESOP Expense                                                                   (16,796)
                    MRP Expense                                                               (16,796)
                                                                                       --------------
                                                                                        $      12,277
                                                                                       ==============


3.      Pro Forma Calculations

                                                      Before              Conversion                 After
        Period                                      Conversion              Results               Conversion
                                                ---------------------------------------------------------------
a.      Pro Forma Earnings
        Twelve Months Ended
        30-Sep-01                                 $      164,000         $      12,277         $      176,277

b.      Pro Forma Net Worth
        30-Sep-01                                 $    3,919,000         $   2,467,400         $    6,386,400

c.      Pro Forma Net Assets
        30-Sep-01                                 $   40,351,000         $   2,467,400         $   42,818,400


(1) Investment rate of 2.86%, subject to an effective tax rate of 35%.

                                   EXHIBIT VI
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                AT THE MIDPOINT OF THE CONVERSION VALUATION RANGE
                                    30-SEP-01

HERITAGE SAVINGS BANK, TERRELL, TEXAS
--------------------------------------------------------------------------------------

1.    Conversion Proceeds
      Pro Forma Market Valuation (Midpoint)                                                      $   3,800,000
      Less:  Estimated Expenses                                                                       (375,000)
                                                                                                --------------
      Net Conversion Proceeds                                                                    $   3,425,000

2.    Estimated Additional Income From Conversion Proceeds
      Net Conversion Proceeds                                                                    $   3,425,000
      Less:  ESOP Contributions                                                                       (304,000)
                  MRP Contributions                                                                   (152,000)
                                                                                                --------------
      Net Conversion Proceeds after ESOP & MRP                                                   $   2,969,000
      Estimated Incremental Rate of Return(1)                                                            1.86%
                                                                                                --------------
      Estimated Additional Income                                                                $      55,194
      Less:  ESOP Expense                                                                              (19,760)
                  MRP Expense                                                                          (19,760)
                                                                                                --------------
                                                                                                 $      15,674
                                                                                                ==============

3.    Pro Forma Calculations

                                                                   Before                 Conversion                After
      Period                                                     Conversion                 Results              Conversion
                                                             ------------------------------------------------------------------
a.    Pro Forma Earnings
      Twelve Months Ended
      30-Sep-01                                                $      164,000           $       15,674         $      179,674

b.    Pro Forma Net Worth
      30-Sep-01                                                $    3,919,000           $    2,969,000         $    6,888,000

c.    Pro Forma Net Assets
      30-Sep-01                                                $   40,351,000           $    2,969,000         $   43,320,000

(1) Investment rate of 2.86%, subject to an effective tax rate of 35%.

                                   EXHIBIT VI
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                AT THE MAXIMUM OF THE CONVERSION VALUATION RANGE
                                    30-SEP-01


HERITAGE SAVINGS BANK, TERRELL, TEXAS
----------------------------------------------------------------------------------

1.    Conversion Proceeds
      Pro Forma Market Valuation (Maximum)                                                     $     4,370,000
      Less:  Estimated Expenses                                                                       (375,000)
                                                                                              ----------------
      Net Conversion Proceeds                                                                  $     3,995,000

2.    Estimated Additional Income From Conversion Proceeds
      Net Conversion Proceeds                                                                  $     3,995,000
      Less:  ESOP Contributions                                                                       (349,600)
                  MRP Contributions                                                                   (174,800)
                                                                                              ----------------
      Net Conversion Proceeds after ESOP & MRP                                                 $     3,470,600
      Estimated Incremental Rate of Return(1)                                                            1.86%
                                                                                              ----------------
      Estimated Additional Income                                                              $        64,518
      Less:  ESOP Expense                                                                              (22,724)
                  MRP Expense                                                                          (22,724)
                                                                                              ----------------
                                                                                               $        19,070
                                                                                              ================

3.    Pro Forma Calculations

                                                       Before                 Conversion                  After
      Period                                         Conversion                 Results                 Conversion
                                                 ---------------------------------------------------------------------
a.    Pro Forma Earnings
      Twelve Months Ended
      30-Sep-01                                    $       164,000           $      19,070           $      183,070

b.    Pro Forma Net Worth
      30-Sep-01                                    $     3,919,000           $   3,470,600           $    7,389,600

c.    Pro Forma Net Assets
      30-Sep-01                                    $    40,351,000           $   3,470,600           $   43,821,600


(1) Investment rate of 2.86%, subject to an effective tax rate of 35%.

                                   EXHIBIT VI
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                AT THE SUPERMAX OF THE CONVERSION VALUATION RANGE
                                    30-SEP-01

HERITAGE SAVINGS BANK, TERRELL, TEXAS
-----------------------------------------------------------------------------------

1.    Conversion Proceeds
      Pro Forma Market Valuation (Supermax)                                             $     5,025,500
      Less:  Estimated Expenses                                                         $      (375,000)
                                                                                       ----------------
      Net Conversion Proceeds                                                           $     4,650,500

2.    Estimated Additional Income From Conversion Proceeds
      Net Conversion Proceeds                                                           $     4,650,500
      Less:  ESOP Contributions                                                         $      (402,040)
                  MRP Contributions                                                     $      (201,020)
                                                                                       ----------------
      Net Conversion Proceeds after ESOP & MRP                                          $     4,047,440
      Estimated Incremental Rate of Return(1)                                                     1.86%
                                                                                       ----------------
      Estimated Additional Income                                                       $        75,242
      Less:  ESOP Expense                                                               $       (26,133)
                  MRP Expense                                                           $       (26,133)
                                                                                       ----------------
                                                                                        $        22,977
                                                                                       ================


3.    Pro Forma Calculations

                                                      Before                      Conversion               After
      Period                                        Conversion                      Results              Conversion
                                                -----------------------------------------------------------------------
a.    Pro Forma Earnings
      Twelve Months Ended
      30-Sep-01                                   $       164,000               $        22,977         $     186,977

b.    Pro Forma Net Worth
      30-Sep-01                                   $     3,919,000               $     4,047,440         $   7,966,440

c.    Pro Forma Net Assets
      30-Sep-01                                   $    40,351,000               $     4,047,440         $  44,398,440


(1) Investment rate of 2.86%, subject to an effective tax rate of 35%.

                                   EXHIBIT VI
                            PRO FORMA ANALYSIS SHEET

Name of Association:      HERITAGE SAVINGS BANK, TERRELL, TEXAS $10.00 per Share
Date of Letter to Assn.:  'UNDATED
Date of Market Prices:    30-SEP-01

                                                                                                  Comparatives
                                                                                                  ------------
                                               SYMBOLS            VALUE                        Mean           Median
                                               -------            -----                        ----           ------

Price-Earnings Ratio                             P/E
--------------------
     Last Twelve Months                                            N/A
     At Minimum of Range                                          18.32
     At Midpoint of Range                                         21.15                              14.68        14.80
     At Maximum of Range                                          23.87
     At SuperMax of Range                                         26.88

Price-Book Ratio                                 P/B
----------------
     Last Twelve Months                                            N/A
     At Minimum of Range                                          50.58%
     At Midpoint of Range                                         55.17%                             78.20        76.50
     At Maximum of Range                                          59.14%
     At SuperMax of Range                                         63.08%

Price-Asset Ratio                                P/A
-----------------
     Last Twelve Months                                            N/A
     At Minimum of Range                                          7.54%
     At Midpoint of Range                                         8.77%                              10.93        10.06
     At Maximum of Range                                          9.97%
     At SuperMax of Range                                         11.32%

Twelve Mo. Earnings Base                          Y                                           $    164,000
     Period ended                             30-Sep-01

Book Value                                        B                                           $  3,919,000
     As of                                    30-Sep-01

Total Assets                                      A                                           $ 40,351,000
     As of                                    30-Sep-01

Return on Money (1)                               R                                                  1.86%

Conversion Expense                                X                                           $    375,000
Underwriting Commission                           C                                                  0.00%
Percentage Underwritten                           S                                                  0.00%
Estimate Dividend
     Dollar Amount                               DA                                           $          -
     Yield                                       DY
ESOP Contributions                                P                                           $    304,000
MRP Contributions                                 I                                           $    152,000
ESOP Annual Expense                               E                                           $     19,760
MRP Annual Contributions                          M                                           $     19,760
Cost of ESOP Borrowings                           F                                                  0.00%

(1) Investment rate of 2.86%, subject to an effective tax rate of 35%.

                                   EXHIBIT VI
                            PRO FORMA ANALYSIS SHEET


Calculation of Estimated Value (V) at Midpoint Value

1.                    V=                              P/A(A-X-P-I)                             $ 3,800,000
                                          -------------------------------------
                                                     1-P/A(1-(CxS))

2.                    V=                              P/B(B-X-P-I)                             $ 3,800,000
                                          -------------------------------------
                                                     1-P/B(1-(CxX))

3.                    V=                  P/E(Y-R(X+P+I)-(E+M+ST))                             $ 3,800,000
                                          -------------------------------------
                                                    1-P/E(R(1-(CxX))

                                                           Value
               Estimated Value                           Per Share             Total Shares              Date
     -------------------------------------           -------------------     ------------------     ------------
                  $3,800,000                               $10.00                      380,000        30-Sep-01


Range of Value
$3.8 million x 1.15 = $4.37 million or 437,000 shares at $10.00 per share. $3.8 million x .085 = $3.230 million or 323,000 shares at $10.00 per share.

Calculation of Estimated Value (V) Supermax

1.                    V=                              P/A(A-X-P-I)                               5,025,500
                                          -------------------------------------
                                                     1-P/A(1-(CxS))

2.                    V=                              P/B(B-X-P-I)                               5,025,500
                                          -------------------------------------
                                                     1-P/B(1-(CxX))

3.                    V=                  P/E(Y-R(X+P+I)-(E+M))                                  5,025,500
                                          -------------------------------------
                                                    1-P/E(R(1-(CxX))


                                                          Value
                 Final Value                            Per Share               Total Shares               Date
     -------------------------------------          -------------------       ------------------        ------------
                               $5,025,500                 $10.00                        502,550         30-Sep-01